Exhibit(b)(3)


                                               National Bank of Commerce
                                               P.O. Box 10686
                                               Birmingham, Alabama 35202


Robert B. Aland
Senior Vice President

April 3, 1998

Anthony J. Fant                                           Via Fax 933-1040
Fant Broadcasting Company, Inc.
2154 Highland Avenue, South
Birmingham, AL 35205

Dear Anthony:

I appreciate your efforts to reach me while you were on the road this week, and am sorry that we were unable to speak. The following is a term sheet for your review which is designed to outline the general terms under which we propose to make available to you up to $4 million in line of credit borrowings. Of course, funding is subject to documentation satisfactory to NBC.


BORROWER                Anthony J. Fant or Fant Broadcasting Company, Inc.
                        (with individual guarantee)

AMOUNT                  Up to $4,000,000

PURPOSE                 Acquisition of stock of HEI, Inc.

INTEREST RATE           30 or 90 day LIBOR + 1.50%, floating

REPAYMENT               Interest only payments due monthly

COLLATERAL              NBC Securities, Inc. account with the following stock:
                        475,000 shares of Paxson Communications Corp.
                        724,900 shares of HEI, Inc. (at closing)
                        467,886 shares of HEI, Inc. (added after Tender)
                        Borrowing availability and terms will be governed by a Margin Agreement

OTHER TERMS             NBC requires that all outstanding borrowings under the
                        line be secured at least 100% with Paxson stock (at market value), and at least 200% with Paxson and HEI stock (at market value).

FINANCIAL STATEMENTS    Annual financial statements on Anthony J. Fant and
                        Fant Broadcasting, along with other supporting information as requested by NBC, will be provided.

This commitment may be terminated by NBC prior to closing if documentation is not delivered and all conditions of this letter are not satisfied by April 30, 1998, or if there has occurred any change in the financial condition, operations or business prospects of the Borrowers that NBC, in its sole judgement, considers material adverse.

If the terms and conditions outlined herein are satisfactory to you, please indicate your acceptance by signing below and returning the original to me by April 9, 1998.

It has been a pleasure working with you and Steve. We appreciate the confidence you have placed in NBC, and look forward to working with you for years to come.

With best regards, I am

Very truly yours,

Robert B. Aland
Senior Vice President


                                              Accepted

                                              /s/ Anthony J. Fant
                                              ----------------------------
                                              Anthony J. Fant